POWER OF ATTORNEY

The undersigned, Stuart G. Moldaw, hereby constitutes and appoints Susan P. Holmes, the undersigned's true and lawful attorney-in-fact, to:

1. execute in the name and on behalf of the undersigned any and all documents and reports required to be filed on behalf of the undersigned in his or her capacity as an officer, director or 10% stockholder of The Gymboree Corporation pursuant to the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder, specifically including SEC Forms 3, 4 and 5; and

2. execute in the name and on behalf of the undersigned any and all documents and reports required to be filed on behalf of the undersigned in connection with the sale of common stock of The Gymboree Corporation held by the undersigned pursuant to the Securities Exchange Act of 1933, as amended, and the respective rules and regulations promulgated thereunder, specifically including the Notice of Proposed Sale of Securities pursuant to Rule 144 under the Securities Act of 1933.

This Power of Attorney shall be effective until March 18, 2005, unless earlier revoked by the undersigned by a writing delivered to the above named attorney-in-fact at the following address:

Susan P. Holmes
Moldaw Family Management
1550 El Camino Real, Ste. 290
Menlo Park, CA 94025

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this 21st day of August, 2003.

/s/Stuart G. Moldaw
Stuart G. Moldaw